SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                             -----------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 23, 2001

                        MONTGOMERY FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

0-29312                                                               35-1962246
(Commission File Number)                       (IRS Employer Identification No.)

119 East Main Street
Crawfordsville, Indiana                                                    47933
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (765) 362-4710

Item 5.       Other Events

        On July 24, 2001, Montgomery Financial Corporation (the "Registrant") and Union Community Bancorp ("UCB") jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which Registrant will be merged with and into UCB (the "Merger"), and Registrant's savings association subsidiary will be merged with and into UCB's savings association subsidiary. The Agreement provides that upon the effective date of the Merger (the "Effective Time"), each shareholder of Registrant will receive either 1.1244 shares of UCB's common stock, without par value ("UCB Common Stock"), or $15.00 in cash for each share of Registrant common stock, $.01 par value per share ("Registrant Common Stock"), owned by such shareholder; provided that the number of shares of UCB Common Stock issued in the Merger must equal .5622 times the number of shares of Registrant Common Stock outstanding immediately prior to the Effective Time of the Merger. There may be pro rata allocations of cash or stock made to Registrant's shareholders to ensure that this requirement is satisfied. Based on the closing price of UCB Common Stock on July 23, 2001 ($13.50), the transaction has an aggregate value of approximately $18.5 million (assuming all outstanding stock options of Registrant are valued at the difference between the merger consideration and the exercise price of the options).

        The Merger will be accounted for as a purchase and is expected to close in the fourth quarter of 2001. The Agreement has been approved by the boards of directors of Registrant and UCB. However, it is subject to certain other conditions, including the approval of the shareholders of both companies and the approval of regulatory authorities.

        Pursuant to General Instruction F to Form 8-K, the Agreement concerning the Merger is incorporated herein by reference and is attached hereto as Exhibit 2.

Item 7.       Financial Statements and Exhibits

         (c)  Exhibits

              Exhibit 2 Agreement and Plan of Reorganization among Union Community Bancorp, Union Federal Savings and Loan Association, Montgomery Financial Corporation, and Montgomery Savings, A Federal Association, dated July 23, 2001.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    By:  /s/ J. Lee Walden
                                       -----------------------------------------
                                       J. Lee Walden, President


Dated: July 24, 2001